UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 10, 2015

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On April 10, 2015, Gulfport Energy Corporation (“Gulfport”), as borrower, entered into a third amendment to its secured revolving credit facility with The Bank of Nova Scotia, as administrative agent, and certain lenders party thereto (the “Third Amendment”). The Third Amendment increased Gulfport’s borrowing base from $450.0 million to $575.0 million, added four new lenders to its secured revolving credit facility and increased its basket for unsecured debt issuances to $1.2 billion.

The preceding summary of the Third Amendment is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Third Amendment is incorporated herein by reference, as applicable.

Item 7.01. Regulation FD Disclosure.

Equity Offering

On April 15, 2015, Gulfport issued a press release announcing that it commenced an underwritten public offering (the “Equity Offering”) of 7,500,000 shares of its common stock, subject to market and other conditions. The underwriters will have an option to purchase up to an additional 1,125,000 shares from Gulfport (collectively, the “Shares”). The Shares will be issued under an effective automatic shelf registration statement on Form S-3 previously filed by Gulfport with the Securities and Exchange Commission. A copy of this press release is attached hereto as Exhibit 99.1.

This report shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Equity Offering may only be made by means of a prospectus supplement and related base prospectus.

Pending Acquisition

Gulfport has entered into a purchase agreement dated April 14, 2015 to acquire Paloma Partners III, LLC (“Paloma”) for a total purchase price of approximately $301.3 million, subject to closing adjustments. Paloma holds approximately 24,000 net nonproducing acres in the core of the dry gas window of the Utica Shale, located in Belmont and Jefferson Counties, Ohio. After giving effect to the acquisition of the full 24,000 net acres in the pending Paloma transaction, Gulfport’s total leasehold acreage in the Utica Shale is expected to increase to approximately 212,000 gross (208,000 net) acres in the core of the play. Gulfport anticipates completing this acquisition in the third quarter of 2015. However, the acquisition remains subject to completion of due diligence and satisfaction or waiver of other closing conditions. There can be no assurance that the acquisition will be completed or that Gulfport will acquire all or any portion of the acreage owned by Paloma.

Item 8.01. Other Events.

Notes Offering

On April 15, 2015, Gulfport issued a press release announcing that it proposes to offer, subject to market conditions and other factors, $300.0 million aggregate principal amount of its senior notes due 2023 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. A copy of this press release is attached hereto as Exhibit 99.2.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This report is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

10.1	Third Amendment to Amended and Restated Credit Agreement, dated as of April 10, 2015, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent, and the lenders party thereto.

99.1	Press Release dated April 15, 2015 entitled “Gulfport Energy Corporation Launches Common Stock Offering.”

99.2	Press release dated April 15, 2015 entitled “Gulfport Energy Corporation Launches Proposed $300 Million Offering of Senior Notes.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: April 15, 2015	By:	/s/ Aaron Gaydosik
Aaron Gaydosik
Chief Financial Officer

Exhibit Index

Number	Exhibit

10.1	Third Amendment to Amended and Restated Credit Agreement, dated as of April 10, 2015, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent, and the lenders party thereto.

99.1	Press Release dated April 15, 2015 entitled “Gulfport Energy Corporation Launches Common Stock Offering.”

99.2	Press release dated April 15, 2015 entitled “Gulfport Energy Corporation Launches Proposed $300 Million Offering of Senior Notes.”